Filed Pursuant to Rule 424B(5)
Registration No. 333-81278
Prospectus Supplement
(To prospectus dated February 7, 2002)

14,670,000 shares

Progress Energy, Inc.

Common stock

We are offering 14,670,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “PGN.” The last reported sale price on the NYSE of our common stock on November 6, 2002 was $44.37 per share.

We have granted the underwriter named below a 30-day option to purchase up to 2,200,500 additional shares at the public offering price less the underwriting discount to cover over-allotments.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$41.90	$614,673,000

Underwriting discount	$1.00	$14,670,000

Proceeds to us before expenses	$40.90	$600,003,000

The underwriter expects to deliver the shares on or about November 13, 2002.

JPMorgan

The date of this prospectus supplement is November 6, 2002.

Prospectus Supplement

(i)

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of us or the offering varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Progress Energy,” “we,” “us,” and “our,” or similar terms, are to Progress Energy, Inc. and its subsidiaries.

Safe harbor for forward-looking statements

We have included in this document, and in the documents incorporated by reference in this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Risk Factors.” You should carefully read the “Risk Factors” section of this document. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Examples of forward-looking statements that we make in this document include, but are not limited to, statements under the headings “Prospectus Supplement Summary—Progress Energy, Inc.,” “Risk Factors” and “Our Business” regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Prospectus supplement summary

The following is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should carefully read the “Risk Factors” section beginning on page S-8 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you. Unless otherwise indicated, all of the following information assumes that the underwriter has not exercised its over-allotment option.

Progress Energy, Inc.

General

We are a leading integrated energy provider with our primary base of operations in the southeastern United States. As of June 30, 2002, we had over $21 billion in assets, including more than 21,800 megawatts of generation capacity and electricity and natural gas transmission and distribution assets serving 2.9 million customers. We are a registered public utility holding company under the Public Utility Holding Company Act and operate through both regulated utility businesses and diversified businesses. Of our consolidated operating revenues of $3.9 billion for the six months ended June 30, 2002, our regulated utility businesses accounted for 83% and our diversified businesses accounted for 17%.

Our regulated subsidiaries include:

•  Carolina Power & Light Company, or CP&L, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

•  Florida Power Corporation, or Florida Power, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions of Florida; and

•  North Carolina Natural Gas Corporation, or NCNG, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina. On October 16, 2002, we entered into an agreement to sell NCNG to Piedmont Natural Gas Company, Inc. for $425 million in cash. We expect to use the proceeds from the sale of NCNG to pay down indebtedness. We expect the sale to close by mid-2003. For more information, please see “Recent Developments.”

As of June 30, 2002 we served over 2.7 million electricity customers and 176,000 natural gas customers. Average sales and customer growth rates in the service territories of our regulated utility businesses in North Carolina, South Carolina and Florida historically have been above national averages.

Our diversified businesses:

•  Engage in non-regulated power generation; extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas; and energy marketing and trading;

•  Own and operate a voice and data fiber network that extends from New York, New York to Miami, Florida, and market wholesale fiber-optic based capacity to long-distance carriers, internet service providers and other telecommunications companies; and

•  Provide railroad and transit system services, including maintenance and reconditioning of salvageable scrap components of rail cars.

Business Strategy

Our business strategy is to leverage and complement our well-established utility operating platform with the growth potential and commercial capabilities of our diversified businesses. We will pursue the following steps to implement our strategy:

•  Realize the significant value and growth potential of our regulated businesses by:

—	Taking advantage of the attractive growth opportunities in the Southeast region to expand our customer and asset base;

—	Capitalizing on our operating expertise to further improve our operating performance;

—	Maximizing the value of our retail distribution franchises by emphasizing the quality of our service and customer satisfaction; and

—	Preparing for a more competitive wholesale marketplace by developing a portfolio of innovative energy products and services and a premier commercial marketing capability.

•  Develop a vibrant wholesale energy business that leverages our operating skills and energy market knowledge and that prepares us for a more competitive marketplace by:

—	Optimizing our non-regulated power generation portfolio;

—	Developing further our coal and natural gas and fuel transportation businesses and managing our synthetic fuel business; and

—	Focusing our marketing, trading and risk management skills to enhance the value of our asset base.

•  Maximize the value of our wholesale telecommunications business by:

—	Stemming its losses and transforming it into a self-funding operation; and

—	Evaluating its worth as a continuing operation or considering strategic alternatives.

•  Manage our Progress Rail business to participate fully in the railroad maintenance and service outsourcing business so that we may be able to realize value either through its sale or through on-going operations.

Recent Developments

We recently announced the following:

•  Our third quarter earnings; and

•  Our agreement with Piedmont Natural Gas to sell NCNG for approximately $425 million in cash.

On October 18, 2002, Moody’s Investors Service announced that it had placed Progress Energy’s senior unsecured debt rating on review for possible downgrade. Moody’s further indicated that it did not expect its review to result in more than a one notch downgrade of Progress Energy’s senior unsecured debt rating. Moody’s confirmed the ratings of Progress Energy’s commercial paper and the ratings of its two operating utilities, CP&L and Florida Power.

We have historically reclassified as long-term debt portions of our outstanding commercial paper that were supported by long-term credit lines. Effective with the quarter ended September 30, 2002, we will no longer reclassify any of our commercial paper as long-term debt.

We are currently negotiating to renew Progress Energy’s 364-day revolving credit facility upon its expiration on November 12, 2002. We anticipate that in connection with the proposed renewal, the facility will be reduced in size from $550 million to approximately $480 million, the permitted debt to capital ratio will be lowered from 70% to 68% effective June 30, 2003, and a minimum EBITDA to interest expense ratio of 2.5x to 1 will be imposed.

For a more detailed discussion of these developments, please see “Recent Developments” on page S-21 of this prospectus supplement.

Risk Factors

For a discussion of the risks associated with our company and an investment in our common stock, please see “Risk Factors” beginning on page S-8 of this prospectus supplement.

Our principal executive offices are located at 410 S. Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is 919-546-6111.

The Offering

Issuer: Progress Energy, Inc.
Common stock offered: 14,670,000 shares
Common stock to be outstanding immediately after the offering: 237,190,151 shares

Use of proceeds

We expect net proceeds of approximately $599.4 million from this offering. We intend to use such proceeds to reduce our outstanding commercial paper balance, which as of June 30, 2002, had a weighted-average maturity of approximately 19 days and a weighted-average interest rate of approximately 2.20%.

Dividend policy and indicated annual dividend rate

We have paid quarterly cash dividends on our common stock without interruption since 1947. We paid a dividend of $0.515 per share in each quarter of 2000, $0.53 per share in each quarter of 2001, and $0.545 per share in each quarter of 2002. Our indicated annual dividend rate is currently $2.18. Future dividends will depend upon our future earnings, financial condition and other factors affecting dividend policy.

Listing: New York Stock Exchange

Symbol: PGN

Common stock closing price range (January 2, 2002–November 6, 2002): $33.58–$52.38

The number of shares of common stock offered and to be outstanding immediately after this offering does not include:

•  shares of common stock that the underwriter has an option to purchase from us within 30 days of the date of this prospectus supplement; and

•  shares issuable upon the exercise of outstanding stock options held by our employees, executive officers and directors.

Summary of Consolidated
Financial Information for Progress Energy

In the table below, we provide you with our summary historical consolidated financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this prospectus supplement. See “Documents Incorporated by Reference” on page S-40 of this prospectus supplement and “Where You Can Find More Information” on page 4 of the base prospectus. We prepared the table below from audited consolidated financial statements of CP&L as of and for the year ended December 31, 1999, from audited consolidated financial statements of Progress Energy as of and for the years ended December 31, 2000 and 2001, and from unaudited consolidated financial statements of Progress Energy as of and for the six months ended June 30, 2001 and 2002. In June 2000, CP&L reorganized into its current holding company structure and became a subsidiary of Progress Energy. You should not expect the results for the prior periods to be an indication of the results to be achieved for future periods. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results of operations to be expected for the full year. In our opinion, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2002 have been made.

(in millions except per share amounts)	Six Months Ended June 30,		Year Ended December 31,
	2002	2001(a)	2001	2000(a)(b)	1999

	(unaudited)
Operating results
Operating revenues	$3,926.6	$4,223.7	$8,461.5	$4,103.4	$3,364.9
Earnings before interest and income taxes	575.9	603.9	1,074.8	943.4	817.2
Net income	253.1	265.7	541.6	478.4	379.3
Basic earnings per common share	$1.18	$1.33	$2.65	$3.04	$2.56
Diluted earnings per common share	1.18	1.32	2.64	3.03	2.55
Dividends declared per common share	1.090	1.060	2.135	2.075	2.015
Average common shares outstanding	214.0	199.9	204.7	157.2	148.3
Assets (end of period)	$21,768.7	$20,235.7	$20,739.8	$20,110.7	$9,494.0
Capitalization and short-term debt (end of period)
Short-term debt	$699.8	$954.0	$765.6	$4,156.7	$365.5
Long-term debt, net (c)	10,512.7	9,413.6	9,483.7	5,890.1	3,028.6
Preferred stock—redemption not required	92.8	92.8	92.8	92.8	59.4
Common stock equity	6,171.1	5,459.0	6,003.5	5,424.2	3,412.6

Total capitalization and short-term debt	$17,476.4	$15,919.4	$16,345.6	$15,563.8	$6,866.1

(a)  For the year ended December 31, 2000 and the quarter ended March 31, 2001, we classified our Progress Rail assets as “Assets Held for Sale.” During the quarter ended June 30, 2001, we reclassified the Progress Rail assets and no longer treat these assets as “Assets Held for Sale.” We recorded an after-tax charge of $10.1 million in this period reflecting the operations of Progress Rail since the date of acquisition and interest allocated to these assets, both of which had previously been excluded from our earnings. In the future, we will include Progress Rail’s results in our financial statements.
(b)  Consolidated financial information includes information for Florida Progress Corporation, or Florida Progress, since November 30, 2000, the date of acquisition.
(c) Includes commercial paper that has been reclassified to long-term debt. Effective with the quarter ended September 30, 2002, we will no longer reclassify any of our commercial paper as long-term debt.

Risk factors

Investing in our common stock involves risks, including the risks described below, that could affect the energy industry, as well as us and our business. You should not purchase our common stock unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our common stock, you should carefully consider the following risks and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference therein. Each of the risks described below could result in a decrease in the value of our common stock and your investment therein.

Risks Related to the Energy Industry

We are subject to fluid and complex government regulations that may have a negative impact on our business and our results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence our operating environment and may affect our ability to recover costs from utility customers. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

The Federal Energy Regulatory Commission (“FERC”), the Nuclear Regulatory Commission (“NRC”), the Environmental Protection Agency (“EPA”), the North Carolina Utilities Commission (“NCUC”), the Florida Public Service Commission (“FPSC”), and the South Carolina Public Service Commission (“SCPSC”) regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that we can charge customers. Our system is also subject to the jurisdiction of the SEC under the Public Utility Holding Company Act of 1935 (“PUHCA”). The rules and regulations promulgated under PUHCA impose a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like ours to a single integrated public utility system, plus additional energy-related businesses. Furthermore, PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

We are unable to predict the impact on our business and operating results from future regulatory activities of these federal, state and local agencies. Changes in regulations or the imposition of additional regulations could have a negative impact on our business and results of operations.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste,

and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

Recent events in the energy markets that are beyond our control have increased the level of public and regulatory scrutiny in our industry and in the capital markets and have resulted in increased regulation and new accounting standards. The reaction to these events may have negative impacts on our business, financial condition and access to capital.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by the Enron Corporation, recently discovered accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Recently discovered accounting irregularities have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of “round trip” or “wash” transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, may have a negative effect on the industry. We believe that we are complying with all applicable laws, and we have taken steps to avoid these events, but it is difficult or impossible to predict or control what effect these types of disruptions in the energy markets may have on our business, financial condition or our access to the capital markets.

Additionally, it is unclear what laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or in our operations specifically. Any such new accounting standards could impact the way we are required to record revenues, assets and liabilities. These changes in accounting standards could lead to negative impacts on reported earnings or increases in liabilities that could, in turn, affect our reported results of operations.

Deregulation or restructuring in the electric industry may result in increased competition and unrecovered costs that could adversely affect the financial condition, results of operations or cash flows of us and our utilities’ businesses.

Increased competition resulting from restructuring efforts could have a significant adverse financial impact on us and our utility subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower costs, including the cost of electricity. Retail competition and the unbundling of regulated energy and gas service could have a significant adverse financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. Because we have not previously operated in a competitive retail environment, we cannot predict the extent and timing of entry by additional competitors into the electric markets. Movement toward deregulation in North Carolina, South Carolina and Florida has slowed as a result of recent developments, including developments related to electric deregulation in California and other states. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial condition, results of operations or cash flows.

One of the major issues to be resolved from deregulation is who would pay for stranded costs. Stranded costs are those costs and investments made by utilities in order to meet their statutory obligation to provide electric service but which could not be recovered through the market price of electricity following industry restructuring. The amount of such stranded costs that we might experience would depend on the timing of, and the extent to which, direct competition is introduced, and the then-existing market price of energy. If both our electric utilities and our gas utility were no longer subject to cost-based regulation and it was not possible to recover stranded costs, our financial condition and results of operations could be adversely affected.

Additionally, the electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utilities Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, as well as the trading of energy futures contracts on various commodities exchanges. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. The impact could vary depending on the extent to which additional generation is built to compete in the wholesale market, new opportunities are created for us to expand our wholesale load, or current wholesale customers elect to purchase from other suppliers after existing contracts expire. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect competition to steadily increase. As competition continues to increase, our financial condition and results of operations could be adversely affected.

The uncertain outcome regarding the timing, creation and structure of regional transmission organizations, or RTOs, may materially impact our operations, cash flows or financial condition.

On December 20, 1999, FERC issued Order No. 2000 on RTOs. This order required public utilities that own, operate or control interstate electricity transmission facilities to file either a proposal to participate in an RTO or an alternative filing describing efforts and plans to participate in an RTO. To date, our electric utilities have responded to the order as follows:

•  CP&L and other investor-owned utilities filed applications with the FERC, NCUC and SCPSC for approval of an RTO, currently named GridSouth.

•  Florida Power and other investor owned utilities filed applications with the FERC and the FPSC for approval of an RTO, currently named GridFlorida.

On November 7, 2001, FERC issued an order providing guidance on continued processing of RTO filings. In this order, FERC recognized that it would not be possible for all RTOs to be operational by December 15, 2001 as set forth in Order No. 2000; therefore, FERC stated that its future orders would address the establishment of a timeline for the RTO progress in each region of the country.

On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000, Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (“SMD NOPR”). The proposed rules set forth in the SMD NOPR would require, among other things, that 1) all transmission owning utilities transfer control of their transmission facilities to an independent third party; 2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; and 3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion. If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. We are currently reviewing the SMD NOPR and expect to file comments thereto, portions of which are due on November 15, 2002 and January 10, 2003. FERC also has indicated that it expects to issue final rules during the third quarter of 2003.

Florida Power is continuing to make progress towards the development of the GridFlorida RTO. CP&L and the other GridSouth participants withdrew their RTO application before the NCUC and SCPSC pending the review of FERC’s SMD NOPR. A determination about refiling will be made at a later date. The actual structure of GridSouth, GridFlorida or any alternative combined transmission structure, as well as the date it may become operational, depends upon the resolution of all regulatory approvals and technical issues. Given the regulatory uncertainty of the ultimate timing, structure and operations of GridSouth, GridFlorida or an alternate combined transmission structure, we cannot predict whether their creation will have any material adverse effect on our future consolidated results of operations, cash flows or financial condition.

Furthermore, the SMD NOPR presents several uncertainties, including what percentage of our investments in GridSouth and GridFlorida will be recovered, how the elimination of transmission charges, as proposed in the Notice of Proposed Rulemaking, will impact us, and what amount of capital expenditures will be necessary to create a new wholesale market.

Since weather conditions directly influence the demand for electricity and natural gas, as well as the price of energy commodities, our results of operations, financial condition, cash flows and ability to pay dividends on our common stock can be negatively affected by changes in weather conditions and severe weather.

Our results of operation, financial condition, cash flows and ability to pay dividends on our common stock can be affected by changing weather conditions. Weather conditions in our service territories, primarily North Carolina, South Carolina, and Florida, directly influence the demand for electricity and natural gas and affect the price of energy commodities. Furthermore, severe weather in these states, such as hurricanes, tornadoes, severe thunder storms and snow storms, can be destructive, causing outages, downed power lines and property damage and requiring us to incur additional and unexpected expenses.

The recent drought conditions and related water restrictions affected numerous electric utilities in the southeast United States. Drought conditions and any mandated water restrictions that could be implemented in response thereto, could impact a small percentage of our generating facilities, including our hydroelectric generating facilities. This may result in additional expenses, such as higher fuel costs and/or purchased power expenses. We continue to monitor weather patterns and will develop contingency plans, as necessary, to mitigate the impact of drought conditions. We do not have any reliability concerns with our generating facilities currently and do not expect these developments to have a material impact on our results of operations.

Our revenues, operating results and financial condition may fluctuate with the economy and its corresponding impact on our commercial and industrial customers, and may also fluctuate on a seasonal or quarterly basis.

Our business is impacted by fluctuations in the macroeconomy. For the year ended December 31, 2001 and the six months ended June 30, 2002, commercial and industrial customers represented approximately 37% of our electric revenues. As a result, changes in the macroeconomy can have negative impacts on our revenues. As our commercial and industrial customers experience economic hardships, our revenues can be negatively impacted.

Electric power demand is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts into which we enter. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. While we believe that our North Carolina, South Carolina, and Florida markets complement each other during normal seasonal fluctuations, unusually mild weather could diminish our results of operations and harm our financial condition.

Risks Related to Us and Our Business

As a holding company, we are dependent on upstream cash flows from our subsidiaries. As a result, our ability to meet our ongoing and future financial obligations and to pay dividends on our common stock is primarily dependent on the earnings and cash flows of our operating subsidiaries and their ability to pay upstream dividends or to repay funds to us.

We are a holding company. As such, we have no operations of our own. Our ability to meet our financial obligations and to pay dividends on our common stock at the current rate is primarily dependent on the earnings and cash flows of our operating subsidiaries and their ability to pay upstream dividends or to repay funds to us. Prior to funding us, our subsidiaries have financial obligations that must be satisfied, including among others, debt service, preferred stock dividends and obligations to trade creditors.

There are inherent potential risks in the operation of nuclear facilities, including environmental, health, regulatory, terrorism, and financial risks that could result in fines or the shutdown of our nuclear units, which may present potential exposures in excess of our insurance coverage.

We own and operate five nuclear units through our subsidiaries, CP&L (four units) and Florida Power (one unit), that represent approximately 4,100 megawatts, or 19%, of our generation capacity. Our nuclear facilities are subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate capital reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks. We maintain decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks; however, it is possible that damages could exceed the amount of our insurance coverage.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or to shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could require us to make substantial capital expenditures at our nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Our facilities require licenses that need to be renewed or extended in order to continue operating. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our business is dependent on our ability to successfully access capital markets. Our inability to access capital may limit our ability to execute our business plan, or pursue improvements and make acquisitions that we may otherwise rely on for future growth.

We rely on access to both short-term money markets and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•  an economic downturn;

•  the bankruptcy of an unrelated energy company;

•  capital market conditions generally;

•  market prices for electricity and gas;

•  terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

•  the overall health of the utility industry.

Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

Increases in our leverage could adversely affect our competitive position, business planning and flexibility, financial condition, ability to service our debt obligations and to pay dividends on our common stock, and ability to access capital on favorable terms.

Our cash requirements arise primarily from the capital-intensive nature of our electric utilities, as well as the expansion of our diversified businesses, primarily those of Progress Ventures. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. As of June 30, 2002, commercial paper and bank borrowings and long-term debt balances for Progress Energy and its subsidiaries were as follows (in millions):

Company	Outstanding Commercial Paper and Bank Borrowings		Total Long-Term Debt, Net

Progress Energy, unconsolidated (a)	$797.0		$5,216.6
CP&L	53.0		3,102.2
Florida Power	106.8		1,501.0
Other Subsidiaries (b)	—		692.9

Progress Energy, consolidated	$956.8	(c)	$10,512.7	(d)

(a)  Represents solely the outstanding indebtedness of the holding company.

(b)  Includes the following subsidiaries: Progress Ventures, Inc. ($187.0 million), Florida Progress Funding Corporation ($260.9 million) and Progress Capital Holdings, Inc. ($245.0 million).

(c)  Of this amount, $609.8 million is classified as long-term debt. Prior to the quarter ended September 30, 2002, portions of our outstanding commercial paper backed by our multi-year credit facilities were reclassified as long-term debt. Effective with the quarter ended September 30, 2002, we will no longer reclassify any of our commercial paper as long-term debt. See “Recent Developments.”

(d)  Net of current portion, which at June 30, 2002 was $352.9 million on a consolidated basis.

Progress Energy and its subsidiaries have an aggregate of six committed credit lines that support our commercial paper programs totaling $1.94 billion. While our financial policy precludes us from issuing commercial paper in excess of our credit lines, as of June 30, 2002, we had an aggregate of approximately $1.0 billion available for future borrowing under our credit lines. Progress Energy has an uncommitted credit line for up to $300 million and Florida Power has an uncommitted credit line for up to $100 million. As of June 30, 2002, Progress Energy had $25 million outstanding under its uncommitted line of credit. In addition, as of June 30, 2002, Progress Energy, CP&L and Florida Power each had shelf registration statements on file with the SEC that permit the issuance of various debt and equity securities up to an additional $1.694 billion ($1.079 billion after giving effect to this offering, assuming no exercise of the over-allotment option), $500 million, and $700 million, respectively.

Our credit lines impose various limitations that could impact our liquidity. Our credit facilities include defined maximum total debt to total capital ratios. As of June 30, 2002, the maximum and actual ratios were as follows:

Company	Maximum Ratio	Actual Ratio

Progress Energy	70%	65.6%
CP&L	65%	54.8%
Florida Power	65%	44.3%

We expect that in connection with the proposed renewal of Progress Energy’s 364-day credit facility, the facility will be reduced in size from $550 million to approximately $480 million and the permitted debt to capital ratio under that facility will be 68% after June 30, 2003. In addition, we anticipate that the facility will contain a requirement that Progress Energy maintain a ratio of EBITDA to interest expense of at least 2.5x to 1. For the twelve month period ended June 30, 2002, Progress Energy’s ratio of EBITDA to interest expense was 3.19x to 1.

In the event our capital structure changes such that we approach the permitted ratios, our access to capital and additional liquidity could decrease. A limitation in our liquidity could have a material adverse impact on our business strategy and our ongoing financing needs. Furthermore, the credit lines of Progress Energy, CP&L and Florida Power each include provisions that preclude each company from borrowing under their respective credit lines in the event of a material adverse change in the respective company’s financial condition.

Our indebtedness also includes several cross-default provisions which could significantly impact our financial condition. Progress Energy’s, CP&L’s and Florida Power’s credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. Progress Energy’s cross default provisions only apply to defaults of indebtedness by Progress Energy and its significant subsidiaries (i.e., CP&L, Florida Progress, Florida Power and Progress Capital Holdings, Inc.). CP&L’s and Florida Power’s cross-default provisions only apply to defaults of indebtedness by CP&L and Florida Power and their subsidiaries, respectively, not other affiliates of CP&L and Florida Power.

Additionally, certain of Progress Energy’s long-term debt indentures contain cross-default provisions for defaults of indebtedness in excess of $25 million; these provisions only apply to other obligations of Progress Energy, not its subsidiaries. In the event that either of these cross-default provisions were triggered, the lenders could accelerate payment of any outstanding debt. Any such acceleration would cause a material adverse change in the respective company’s financial condition. Certain agreements underlying our indebtedness also limit our ability to incur additional liens or engage in certain types of sale and leaseback transactions.

Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

•  increasing the cost of future debt financing;

•  impacting our ability to pay dividends on our common stock at the current rate;

•  making it more difficult for us to satisfy our existing financial obligations;

•  limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

•  increasing our vulnerability to adverse economic and industry conditions;

•  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes;

•  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•  placing us at a competitive disadvantage compared to our competitors who have less debt; and

•  causing a downgrade in our credit ratings.

Any reduction in our credit ratings could increase our borrowing costs, limit our access to additional capital and require posting of collateral, all of which could materially and adversely affect our business, results of operations and financial condition.

Progress Energy’s senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., of “BBB” (negative outlook) and by Moody’s Investors Service, Inc. of “Baa1” (negative outlook). On October 18, 2002, Moody’s announced that it had placed Progress Energy’s senior unsecured debt rating on review for possible downgrade. CP&L’s senior unsecured debt has been assigned a rating by S&P of “BBB+” (negative outlook) and by Moody’s of “Baa1” (stable outlook). Florida Power’s senior unsecured debt has been assigned a rating by S&P of “BBB+” (negative outlook) and by Moody’s of “A-2” (stable outlook). While our non-regulated operations, including those conducted through our Progress Ventures business unit, have a higher level of risk than our regulated utility operations, we will seek to maintain a solid investment grade rating through prudent capital management and financing structures. We cannot, however, assure you that any of Progress Energy’s current ratings, or those of CP&L and Florida Power, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs and adversely affect our access to capital, which could negatively impact our financial results. Further, we may be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Although we would have access to liquidity under our committed and uncommitted credit lines, if our short-term rating were to fall below A-2 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities or those of CP&L or Florida Power and that each rating should be evaluated independently of any other rating.

Our energy trading and marketing business relies on Progress Energy’s investment grade ratings to stand behind transactions in that business. As of September 30, 2002, Progress Energy has issued guarantees with a notional amount of approximately $200 million to support Progress Ventures’ energy trading and marketing business. Based upon the amount of trading positions outstanding at October 31, 2002, if Progress Energy’s ratings were to decline below investment grade, we would have to deposit cash or provide letters of credit or other cash collateral for approximately $17 million for the benefit of our counterparties. These collateral requirements could adversely affect our profitability on energy trading and marketing transactions and limit our overall liquidity.

The use of derivative contracts in the normal course of our business could result in financial losses that negatively impact our results of operations.

We use derivatives, including futures, forwards and swaps, to manage our commodity and financial market risks. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts.

We could incur a significant tax liability, and our results of operations and cash flows may be materially and adversely affected if the Internal Revenue Service denies or otherwise makes unusable the Section 29 tax credits related to our coal and synthetic fuels businesses.

Through Progress Ventures, we produce synthetic fuel from coal. The production and sale of the synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. All of our synthetic fuel facilities have received favorable private letter rulings from the Internal Revenue Service (IRS) with respect to their operations. These tax credits are subject to review by the IRS, and if we failed to prevail through the administrative or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, which would significantly impact on earnings and cash flows. Tax credits for the year ended December 31, 2001 and the six months ended June 30, 2002, were $349.3 million and $175.1 million, respectively, offset by operating losses, net of tax, of $163.8 million and $91.9 million, respectively, for the same periods. One synthetic fuel entity, Colona Synfuel Limited Partnership, L.L.L.P., from which we (and Florida Progress prior to our acquisition) have been allocated approximately $220 million in tax credits to date, is being audited by the IRS. Total Section 29 credits generated through June 30, 2002 are approximately $781 million. In September 2002, all of our majority-owned synthetic fuel entities were accepted into the IRS’ Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate the IRS examination process in order to seek resolution of specific issues. Either we or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS examination process. While the ultimate outcome is uncertain, we believe that participation in the PFA program will likely shorten the tax examination process. We believe that we are complying with all the requirements, including the private letter rulings, necessary to be allowed such credits under Section 29. We believe it is likely, although we cannot be certain, that we will prevail if challenged by the IRS on any credits taken. The current Section 29 tax credit program will expire in 2007.

Changes in the telecommunications industry may affect the future returns we expected from our Progress Telecom and Caronet, Inc. venture. Furthermore, in addition to an impairment charge we recorded in the third quarter of 2002, if the current depressed market conditions in the telecommunications industry continue, we may need to evaluate further the recoverability of our telecommunications assets.

Our current strategy in the telecommunications business is based upon our ability to deliver broadband telecommunication services to our customers in markets from Miami, Florida to New York City. The market for these services, like the telecommunications industry in general, is rapidly changing, and a number of participants in this segment have had substantial financial problems. Due to the recent decline of the telecommunications industry and continued operating losses, we initiated a valuation study to assess the recoverability of Progress Telecom’s and CaroNet’s long-lived assets. Based on this assessment, we recorded an after-tax write down and other one-time charges of approximately $225 million related to these assets in the third quarter of 2002 (including an approximately $16 million after-tax write down of our remaining investment in Interpath Communications, Inc., an application service provider). In the future, we cannot assure that growth in demand for these services will occur as expected. If the market for these services fails to recover as quickly as desired or becomes saturated with competitors, our telecommunications business and telecommunications asset valuations may be further adversely affected.

There is a risk that we will not successfully integrate newly acquired businesses into our operations as quickly or as profitably as expected, thus resulting in unexpected and increased costs and losses on our investments.

Our ability to successfully make strategic acquisitions and investments will depend on:

•  the extent to which acquisitions and investment opportunities become available;

•  our success in bidding for the opportunities that do become available;

•  regulatory approval of the acquisitions on favorable terms; and

•  our access to capital and the terms upon which we obtain capital.

If we are unable to make strategic investments and acquisitions, we may be unable to realize the growth that we anticipate. Our ability to successfully integrate acquired businesses into our operations will depend on the adequacy of our implementation plans and our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

There are risks involved with the construction and operation of our wholesale plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history, all of which may make our wholesale generation and overall operations less profitable and more unstable.

As of June 30, 2002, we had approximately 1,500 megawatts of wholesale generation in commercial operation. We intend to expand our wholesale generation to approximately 3,100 megawatts by 2003. We currently have flexible plans to add wholesale generation capacity as market conditions warrant after 2003.

The construction and operation of wholesale generation facilities is subject to many risks, including those listed below. During the execution and completion of our wholesale generation strategy, these risks will intensify. These risks include:

•  Construction delays may impact our ability to generate sufficient cash flow and may have an adverse effect on our operations. If we encounter significant construction delays, any liquidated damages, contingency funds, or insurance proceeds may not be sufficient to service our related project debt.

•  We may enter into or otherwise acquire long-term contracts that take effect at a future date based upon our current expectations of our future wholesale generation capacity. If our expected future capacity does not come to fruition as expected, we may not be able to meet our obligations under any such long-term contracts and may have to purchase power in the spot market at then prevailing prices. Accordingly, we may lose current and future customers, impair our ability to implement our wholesale strategy, and suffer reputational harm. Additionally, if we are unable to secure favorable pricing in the spot market, our results of operations may be diminished. Progress Energy may also become liable under any related performance guarantees then in existence.

•  Our wholesale facilities depend on third parties through construction agreements, power purchase agreements, fuel supply and transportation agreements, and transmission grid connection agreements. If such third parties breach their obligations to us, our revenues, financial condition, cash flow and ability to make payments of interest and principal on our outstanding debts may be impaired. Any material breach by any of these parties of their obligations under the project contracts could adversely affect our cash flows and could impair our ability to make payments of principal of and interest on our indebtedness.

•  We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas that we sell to the wholesale market. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered. Although FERC has issued regulations designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

•  Agreements with our counter-parties frequently will include the right to terminate and/or withhold payments or performance under the contracts if specific events occur. If a project contract were to be terminated due to nonperformance by us or by the other party to the contract, our ability to enter into a substitute agreement having substantially equivalent terms and conditions is uncertain.

•  Because many of our facilities are new construction and have no operating history, various unexpected events may increase our expenses or reduce our revenues and impair our ability to service the related project debt. As with any new business venture of this size and nature, operation of our facility could be affected by many factors, including start-up problems, the breakdown or failure of equipment or processes, the performance of our facility below expected levels of output or efficiency, failure to operate at design specifications, labor disputes, changes in law, failure to obtain necessary permits or to meet permit conditions, government exercise of eminent domain power or similar events and catastrophic events including fires, explosions, earthquakes and droughts.

•  Our facilities seek to enter into long-term power purchase agreements to sell all or a portion of their generating capacity. Currently, the percentage of our anticipated non-regulated capacity that will be under contract is as follows: the remainder of 2002—90%, 2003—68%, 2004—74% and 2005—30%. Following the expiration or early termination of our power purchase agreements, or to the extent we cannot otherwise secure contracts for our current and future generation capacity, our facilities will generally become merchant facilities. Our merchant facilities may not be able to find adequate purchasers, attain favorable pricing, or otherwise compete effectively in the wholesale market. Additionally, numerous legal and regulatory limitations restrict our ability to operate a facility on a wholesale basis.

Our energy marketing and trading operations are subject to risks that may reduce our revenues and adversely impact our results of operations and financial condition, many of which are beyond our control.

Our fleet of wholesale non-regulated plants may sell energy into the spot market or other competitive power markets or on a contractual basis. We may also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. Our business may also include entering into long-term contracts that supply customers’ full electric requirements. These contracts do not guarantee us any rate of return on our capital investments through mandated rates, and our revenues and results of operations from these contracts are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices can fluctuate substantially over relatively short periods of time. Trading margins may erode as markets mature, and should volatility decline, we may have diminished opportunities for gain.

In addition, the Enron Corporation bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of participants in the energy marketing and trading business. Credit downgrades of certain other market participants have significantly reduced such participants’ participation in the wholesale power markets. These events are causing a decrease in the number of significant participants in the wholesale power markets, which could result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

Furthermore, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices also may be volatile, and the price we can obtain for power sales may not change at the same rate as fuel costs changes. These factors could reduce our margins and therefore diminish our revenues and results of operations.

Volatility in market prices for fuel and power may result from:

•  weather conditions;

• seasonality;

• power usage;

• illiquid markets;

• transmission or transportation constraints or inefficiencies;

• availability of competitively priced alternative energy sources;

• demand for energy commodities;

• natural gas, crude oil and refined products, and coal production levels;

• natural disasters, wars, embargoes and other catastrophic events; and

• federal, state and foreign energy and environmental regulation and legislation.

We actively manage the market risk inherent in our energy marketing and trading operations. Nonetheless, adverse changes in energy and fuel prices may result in losses in our earnings or cash flows and adversely affect our balance sheet. Our marketing and risk management procedures may not work as planned. As a result, we cannot predict with precision the impact that our marketing, trading and risk management decisions may have on our business, operating results or financial position. In addition, to the extent that we do not cover the entire exposure of our assets or our positions to market price volatility, or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

Recent developments

Third Quarter Earnings

On October 18, 2002, we reported consolidated net income of $151.9 million, or $0.71 per share of common stock, for the quarter ended September 30, 2002. For the nine months ended September 30, 2002, we reported consolidated net income of $405.1 million, or $1.89 per share. The reported results for the three and nine months ended September 30, 2002 include the effect of one-time after-tax charges of $224.8 million, or $1.04 per share, primarily resulting from the writedown of our Progress Telecom and Caronet telecommunications assets and our investment in Interpath Communications. Our investments in synthetic fuel create intra-period tax adjustments that increased third-quarter earnings by $39.0 million, or $0.18 per share, and decreased year-to-date earnings by $40.5 million, or $0.19 per share. These adjustments will reverse over the balance of the year, resulting in no impact to our annual earnings. Earnings were also positively impacted by a $9.4 million, or $0.04 per share, third-quarter gain and a $22.2 million, or $0.10 per share, year-to-date gain from the mark-to-market of Contingent Value Obligations issued as part of the Florida Progress acquisition. Further, the reported results for the nine months ended September 30, 2002, include the impact of a one-time retroactive revenue refund of $21.0 million, or $0.10 per share, after-tax as part of the Florida Power rate case settlement. Excluding these items, earnings would have been $328.3 million, or $1.53 per share, for the quarter ended September 30, 2002 and $669.2 million, or $3.12 per share, for the nine months ended September 30, 2002.

A number of factors drove the year-over-year increase in ongoing earnings of $51.5 million, or $0.19 per share, for the third quarter. First, customer growth and usage and improved weather resulted in higher sales. Second, depreciation expense and interest charges were lower. Third, goodwill amortization has been eliminated. Partially offsetting these positive factors were higher operation and maintenance expenses related to increased benefit costs and decreased pension credits. Also, the common stock we issued in August 2001 and in April 2002 as part of the Westchester Gas acquisition resulted in dilution.

Moody’s Places Progress Energy’s Senior Unsecured Debt Rating Under Review, Confirms Other Ratings

On October 18, 2002, Moody’s Investors Service announced that it had placed Progress Energy’s senior unsecured debt rating (Baa1) on review for possible downgrade. As its basis for review, Moody’s cited primarily Progress Energy’s recent writedown of the value of its long-lived telecommunications assets and the related delay in its deleveraging plan. Moody’s further indicated that it did not expect its review to result in more than a one notch downgrade of Progress Energy’s senior unsecured debt rating. Moody’s confirmed its ratings of Progress Energy’s commercial paper (P-2) and the ratings of its two operating utilities, CP&L (senior secured—A-3, commercial paper—P-2, stable outlook) and Florida Power (senior secured—A-1, commercial paper—P-1, stable outlook). For more information regarding the possible impact of a ratings downgrade, please read the “Risk Factors” section of this prospectus supplement.

Sale of North Carolina Natural Gas

On October 16, 2002, we entered into an agreement to sell the stock of NCNG, along with our interest in an eastern North Carolina retail natural gas distribution entity, to Piedmont Natural Gas for $425 million in cash. Completion of the sale requires state and various federal regulatory approvals. We expect to use the proceeds from the sale of NCNG to reduce our outstanding indebtedness. We currently expect the sale to close by mid-2003.

Change in Accounting for Commercial Paper Supported by Long-Term Credit Lines

We have committed credit lines totaling $1.94 billion, all of which is available to support our commercial paper borrowings. Based on available balances under these credit lines, we have historically reclassified portions of our outstanding commercial paper as long-term debt. As of June 30, 2002, our short-term debt balance was $699.8 million and our long-term debt balance was $10.5 billion, approximately $609.8 million of which was commercial paper that had been reclassified as long-term debt. Effective with the quarter ended September 30, 2002, we will no longer reclassify any of our commercial paper as long-term debt. All of our outstanding commercial paper will be classified as short-term debt.

Modification of Progress Energy Credit Facility

We are currently negotiating to renew Progress Energy’s 364-day revolving credit facility upon its expiration on November 12, 2002. We anticipate that in connection with the proposed renewal, the facility will be reduced in size from $550 million to approximately $480 million. We also anticipate that the permitted debt to capital ratio will be lowered from 70% to 68% effective June 30, 2003; Progress Energy’s debt to capital ratio as of June 30, 2002, was 65.6%. Finally, we expect that a minimum EBITDA to interest expense ratio of 2.5x to 1 will be imposed; for the twelve months ended June 30, 2002, our ratio of EBITDA to interest expense was 3.19x to 1.

Use of proceeds

Our net proceeds from the sale of the 14,670,000 shares of our common stock in this offering are estimated to be approximately $599.4 million (approximately $689.4 million if the underwriter’s over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses.

We expect to use the net proceeds of this offering to reduce our outstanding commercial paper balance, which as of June 30, 2002, had a weighted-average maturity of approximately 19 days and a weighted-average interest rate of approximately 2.20%.

Price range of common stock

Our common stock trades on the NYSE under the symbol “PGN.” The following table sets forth on a per share basis the high and low closing sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system.

	High	Low

2000
First Quarter	$33.81	$28.56
Second Quarter	37.50	31.75
Third Quarter	41.71	31.63
Fourth Quarter	49.19	38.69
2001
First Quarter	$48.44	$39.61
Second Quarter	44.92	40.38
Third Quarter	45.41	40.09
Fourth Quarter	45.03	41.19
2002
First Quarter	$50.55	$43.24
Second Quarter	52.38	48.01
Third Quarter	51.38	38.25
Fourth Quarter (through November 6, 2002)	44.37	33.58

The last reported sale price of our common stock on November 6, 2002 on the NYSE is included on the cover page of this prospectus supplement. As of September 30, 2002, there were approximately 73,044 holders of record of our common stock.

Dividend policy

We have paid quarterly cash dividends on our common stock without interruption since 1947. We paid a dividend of $0.515 per share in each quarter of 2000, $0.53 per share in each quarter of 2001, and $0.545 per share in each quarter of 2002. Future dividends will depend upon our future earnings, financial condition and other factors affecting dividend policy.

We have a direct stock purchase and dividend reinvestment plan, which is called the Progress Energy Investor Plus Plan, which enables holders of our common stock to automatically reinvest their common stock dividends in shares of our common stock. Holders who become participants in the plan may also make optional cash investments in our common stock of not more than $25,000 per month. Participants in the plan may invest more than $25,000 per month pursuant to requests for waiver that we may approve. For information concerning the Progress Energy Investor Plus Plan, please send your request to us at Progress Energy, Inc., Shareholder Relations, P.O. Box 1551, Raleigh, North Carolina 27602-1551, or call us toll-free at 1-800-662-7232.

Capitalization and short-term debt

The table below shows our capitalization and short-term debt as of June 30, 2002:

•  on an actual consolidated basis; and

•  on an as adjusted basis giving effect to the sale of the 14,670,000 shares of our common stock offered by this prospectus supplement at a public offering price per share set forth on the cover hereof, before any exercise of the underwriter’s over-allotment option, and the application of the proceeds as described in “Use of Proceeds.”

You should read the information in this table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	June 30, 2002
(in millions)	Actual	As Adjusted(a)

Short-term debt	$699.8 (b)	$352.9
Long-term debt, net (c)	10,512.7	10,260.2

Total debt (d)	11,212.5	10,613.1
Preferred stock—redemption not required (d)	92.8	92.8
Common stock equity
Common stock (without par value, 500,000,000 shares authorized, 221,235,262 shares issued and outstanding and 235,905,262 shares issued and outstanding as adjusted)	4,243.5	4,842.9
Unearned ESOP common stock	(104.7)	(104.7)
Accumulated other comprehensive loss	(28.9)	(28.9)
Retained earnings	2,061.2	2,061.2

Total common stock equity	6,171.1	6,770.5

Total capitalization and short-term debt	$17,476.4	$17,476.4

(a)  Assumes application of the net proceeds as follows: $346.9 million to repay commercial paper classified as short-term debt and $252.5 million to repay commercial paper classified as long-term debt at June 30, 2002.

(b)  Includes current portion of long-term debt of $352.9 million and short-term commercial paper of $346.9 million at June 30, 2002.

(c)  Excludes current portion of long-term debt of $352.9 million. Based on the available balances of our long-term credit facilities, commercial paper of approximately $609.8 million was backed by long-term credit facilities and has been reclassified as long-term debt at June 30, 2002. See “Recent Developments” regarding a change in this reclassification presentation effective in the quarter ended September 30, 2002.

(d)  As of June 30, 2002, approximately $5.6 billion of our total debt and $92.8 million of our total preferred stock was issued by our subsidiaries.

Assuming full exercise of the over-allotment option, the as adjusted amount of our total common stock equity would be $6,860.5 million and additional net proceeds of $90.0 million therefrom would be used to further reduce our outstanding commercial paper balance.

Our business

We were incorporated in August 1999 under the laws of the State of North Carolina. We are a leading integrated energy provider with our primary base of operations in the southeastern United States. As of June 30, 2002, we had over $21 billion in assets, including more than 21,800 megawatts of generation capacity and electricity and natural gas transmission and distribution assets serving 2.9 million customers. We are a registered public utility holding company under PUHCA and operate through both regulated utility businesses and diversified businesses. Of our consolidated operating revenues of $3.9 billion for the six months ended June 30, 2002, our regulated utility businesses accounted for 83% and our diversified businesses accounted for 17%.

Regulated Businesses

The following discussion briefly summarizes the companies through which we provide our regulated electric and gas energy services.

Carolina Power & Light

CP&L is a regulated public utility primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. CP&L serves an area of approximately 34,000 square miles, with a population of more than 4.0 million. As of June 30, 2002, CP&L provided electricity to approximately 1.3 million customers, adding over 13,500 customers since December 31, 2001 and over 44,000 customers since December 31, 2000. As of June 30, 2002, CP&L operated a system of 19 power plants with installed generating capacity of over 12,000 megawatts. For the six months ended June 30, 2002, CP&L’s energy mix was 47% coal, 41% nuclear, 2% gas/oil, 1% hydroelectric, and 9% purchased power. As of and for the year ended December 31, 2001 and the six months ended June 30, 2002, CP&L had operating revenues of $3.4 billion and $1.7 billion, respectively, net income of $364.2 million and $216.3 million, respectively, and total assets of $9.3 billion and $9.0 billion, respectively.

The following diagram provides the percentage of CP&L’s electric revenues by sales type for the six months ended June 30, 2002:

Florida Power

Florida Power is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity in portions of Florida. Florida Power serves an area of approximately 20,000 square miles, with a population of more than 5.0 million. As of June 30, 2002, Florida Power provided electricity to approximately 1.5 million customers, adding over 8,000 customers since December 31, 2001 and over 43,000 customers since December 31, 2000. As of June 30, 2002, Florida Power operated a system of 14 power plants with installed generating capacity of over 8,000 megawatts. For the six months ended June 30, 2002, Florida Power’s energy mix was 48% coal, 15% gas/oil, 16% nuclear, and 21% purchased power. As of and for the year ended

December 31, 2001 and the six months ended June 30, 2002, Florida Power had operating revenues of $3.2 billion and $1.5 billion, respectively, net income of $311.1 million and $135.3 million, respectively, and total assets of $5.0 billion and $5.0 billion, respectively.

The following diagram provides the percentage of Florida Power’s electric revenues by sales type for the six months ended June 30, 2002.

North Carolina Natural Gas

NCNG is a regulated natural gas transmission and local distribution company that provides services in portions of North Carolina. CP&L acquired NCNG on July 15, 1999. NCNG serves an area with a population of approximately 2.4 million. NCNG provides natural gas and related services to approximately 176,000 customers in 110 towns and cities and four municipal gas distribution systems. Much of NCNG’s service area is also part of CP&L’s electric service franchise area. NCNG also purchases and transports natural gas under long-term contracts with several pipeline operators, gas transmission operators, and oil and gas producers. NCNG has many available sources of gas and believes that natural gas supplies in its service area remain adequate. As of and for the year ended December 31, 2001 and the six months ended June 30, 2002, NCNG had operating revenues of $321.4 million and $150.6 million, respectively, net income of $2.5 million and $7.0 million, respectively, and total assets of $742.3 million and $617.2 million, respectively.

On October 16, 2002, we entered into an agreement to sell NCNG to Piedmont Natural Gas for $425 million in cash. We expect to use the proceeds from the sale of NCNG to pay down indebtedness. We expect the sale to close by mid-2003.

Diversified Businesses

Through our diversified businesses we provide: non-regulated power generation; extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas; energy marketing and trading; voice and data fiber network operations; and railroad and transit system services, including maintenance and reconditioning of salvageable scrap components of rail cars. Our principal diversified businesses are described below.

Progress Ventures Business Unit

Our Progress Ventures business unit consists of the following three primary lines of business.

Non-Regulated Power Generation.    Our Progress Ventures business unit develops and operates non-regulated power generation facilities that are not subject to traditional cost-based regulation. We are in the process of developing a portfolio of natural gas-fired, operationally efficient generation facilities in the southeast United States to meet the region’s growing demand for power. We anticipate that our non-regulated power generation capacity will be approximately 3,100 megawatts by the end of 2003. In order to minimize power price risk associated with the portfolio, our objective is that 75-85% of the portfolio’s capacity will be sold pursuant to multi-year contracts. Currently, the percentage of our anticipated non-regulated capacity that will be under contract is as follows: the remainder of 2002—90%, 2003—68%, 2004—74% and 2005—30%. We continually seek to secure multi-year contracts for our generation capacity.

Listed below are the sites, generating capacities, year of operation or estimated completion dates and status, as of September 30, 2002, for our wholly-owned non-regulated power generation projects from 2000 through 2003. We may modify the completion dates to achieve our commercial objectives.

Plant Name—Location	Generating Capacity (MW)	Year		Status as of September 30, 2002

Monroe-I—Georgia	155	1999		Operating
Rowan-I—North Carolina	459	2001		Operating
Monroe-II—Georgia	160	2001		Operating
Walton—Georgia(a)	460	2001		Operating
DeSoto—Florida	320	2002		Operating
Effingham—Georgia	480	2003	(b)	In Development
Rowan-II—North Carolina	466	2003	(b)	Under Construction
Washington—Georgia(a)	600	2003	(b)	Under Construction
Total	3,100

(a)  Acquired from LG&E Energy Corp. in February 2002.

(b)  Anticipated commercial operation date. Actual commercial operation dates may vary.

Fuel Extraction, Manufacturing and Delivery.    Our Progress Ventures business unit owns and operates several coal mines in the Appalachian region and leases natural gas properties in Colorado. We expect to devote capital to acquiring additional coal and natural gas reserves. At current production rates, our current coal and natural gas reserves would last less than ten years. There can be no assurance that additional reserves can or will be obtained.

Our Progress Ventures business unit operates nine synthetic fuel manufacturing facilities on seven sites in Virginia, West Virginia and Kentucky, with production capability of between 16 and 18 million tons per year. Synthetic fuel produced and sold from these facilities before December 31, 2007 qualifies for tax credits under Section 29 of the Internal Revenue Code, if certain requirements are met. These tax credits have provided substantial economic benefit in connection with operating these facilities.

Currently, one synthetic fuel entity in which we have an interest is being audited by the IRS. In September 2002, all of our majority-owned synthetic fuel entities were accepted into the IRS’ Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate the IRS examination process in order to seek resolution of specific issues. Either we or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS examination process. While the ultimate outcome is uncertain, we believe that participation in the PFA program will likely shorten the tax examination process. We believe that we are complying with all the necessary requirements to be allowed synthetic fuel tax credits. If we are challenged by the IRS on any credits taken, we believe that it is likely that we will prevail, but we cannot be certain. If appropriate, based on either portfolio management considerations or our capacity to use tax credits, we may consider disposing some or all of our interests in these facilities.

Our Progress Ventures business unit has six river terminals, one of which has blending capability, on Ohio River tributaries. Our Progress Ventures business unit is the majority owner of a large fleet that transports coal from Gulf of Mexico ports to Florida Power’s Crystal River plant.

During the second quarter of 2002, our Progress Ventures business unit acquired approximately 215 producing natural gas wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems located within a 25-miles radius of Jonesville, Texas, on the Texas-Louisiana border. We expect this acquisition to add 140 billion cubic feet of gas reserves to our fuel business, which we believe more than doubles our gas reserves and potential annual production levels.

Our Progress Ventures business unit includes lines of business that are not included with our Progress Ventures, Inc. subsidiary.

Energy Marketing and Trading.    Our Progress Ventures business unit markets energy and capacity that is available from both regulated and non-regulated generation. On behalf of our regulated utility operating companies, our Progress Ventures business unit manages the utilities’ portfolio of 5,300 megawatts of wholesale contracts. For the six months ended June 30, 2002 and the year ended December 31, 2001, the majority of our energy marketing and trading revenues were generated through transactions with our regulated subsidiaries and municipalities. From its trading floor in Raleigh, North Carolina, our Progress Ventures business unit engages in certain commercial transactions in the wholesale gas, power, oil and coal markets.

Fiber Network

Progress Telecommunications Corporation owns and operates a voice and data fiber network that extends from Miami, Florida to New York, New York and conducts primarily a carrier’s carrier business. As of June 30, 2002, our fiber network infrastructure included approximately 130,000 fiber miles and 7,200 route miles. The fiber network also offers access to the growing Latin America and international markets through undersea cables, many of which enter the United States in and around Miami, Florida. We also market wholesale fiber-optic based capacity to internet service providers and other telecommunications companies. The fiber network has largely been completed, so additional capital expenditures will be used primarily to develop local loops and for electronics.

However, the market for these services, like the telecommunications industry in general, is rapidly changing. A number of participants in this segment have had substantial financial problems. Due to the recent decline of the telecommunications industry and continued operating losses, we initiated a valuation study to assess the recoverability of Progress Telecom’s and CaroNet’s long-lived assets. Based on this assessment, we recorded an after-tax write down and other one-time charges of approximately $225 million related to these assets in the third quarter of 2002 (including an approximately $16 million after-tax write down of our remaining investment in Interpath). In the future, we cannot assure that growth in demand for these services will occur as desired. If the market for these services fails to recover as quickly as desired or becomes saturated with competitors, our telecommunications business and telecommunications asset valuations may be further adversely affected.

Progress Rail

Progress Rail is a major integrated supplier of railroad and transit system maintenance and reconditioning services in North America. For the year ended December 31, 2001 and the six months ended June 30, 2002, Progress Rail had revenues of approximately $876 million and $381 million, respectively, and had over 3,000 employees. Progress Rail serves the outsourcing maintenance needs of many of the Class I railroads and various regional and short line railroads.

Material United States tax consequences
to non-U.S. holders of common stock

This section summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:

•  a nonresident alien individual who has not become generally subject to U.S. federal income tax by virtue of extensive physical presence in the United States;

•  a corporation organized or created under non-U.S. law;

•  an estate that is not taxable in the United States on its worldwide income; or

•  a trust, if either (1) no court within the United States is able to exercise primary supervision over its administration or (2) no U.S. person nor combination of U.S. persons has the authority to control all of its substantial decisions.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder in light of its individual circumstances and does not address the treatment of a non-U.S. holder under the laws of any state, local, or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing, temporary, and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This section does not discuss the U.S. federal income tax consequences that may be relevant to a non-U.S. partnership or other pass-through entity or to the partners or members in such an entity. If you are a non-U.S. partnership or other pass-through entity or a partner or member in such an entity, you should consult your own tax advisor regarding the U.S. federal tax consequences of acquiring, holding, and disposing of the common stock.

You should consult your tax advisor regarding the U.S. federal tax consequences of acquiring, holding, and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, or foreign taxing jurisdiction.

Dividends

A distribution on our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except as described below, if you are a non-U.S. holder of our common stock, you will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends received on the common stock, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate. We and other payors generally will withhold at the lower treaty rate on dividend payments to you if you have furnished to us or another payor:

•  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a claim for refund with the U.S. Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, or you are eligible for benefits under an applicable income tax treaty and the dividends are attributable to a “permanent establishment” that you maintain in the United States, you generally will not be subject to U.S. withholding tax on the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•  you are a non-U.S. person; and

•  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

Instead, such “effectively connected” dividends will be subject to U.S. federal income tax on a net income basis at the applicable graduated individual and corporate tax rates. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate.

The Treasury regulations generally provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are treated as transparent for U.S. federal income tax purposes, and entities that are disregarded for U.S. federal income tax purposes, under the laws of the applicable income tax treaty jurisdiction, or both. Specifically, the Treasury regulations provide special rules for determining whether, for treaty applicability purposes, dividends that we pay to a non-U.S. person that is an entity should be treated as paid to holders of interests in the entity. You should consult your tax advisor regarding the application of those Treasury regulations to you.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or disposition of our common stock unless:

•  the gain is “effectively connected” with your conduct of a trade or business in the United States, in which case you will be subject to U.S. federal income tax on the gain on a net basis at regular graduated rates;

•  you are an individual who holds the common stock as a capital asset and who is present in the United States for 183 or more days in the taxable year of the sale or other disposition;

•  you are subject to tax pursuant to the provisions of the U.S. federal income tax laws applicable to U.S. expatriates; or

•  we are or have been a “United States real property holding corporation” for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, in which case the gain will be treated as effectively connected with a U.S. trade or business.

We believe that we have not been and are not, and we do not anticipate becoming in the foreseeable future, a “United States real property holding corporation” for U.S. federal income tax purposes.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate.

Federal Estate Taxes

Common stock held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Estates of decedents who were not citizens or residents of the United States are generally allowed a statutory credit that has the effect of offsetting the federal estate tax imposed on the first $60,000 of the taxable estate.

Backup Withholding and Information Reporting

Generally, we must report annually to the Internal Revenue Service and to each holder of our stock the amount of dividends that we paid to that holder and the amount of any tax withheld with respect to those dividends, if any. This information also may be made available to the tax authorities of a country in which you reside pursuant to the provisions of an applicable income tax treaty or information exchange agreement.

If you are a non-U.S. holder, you generally will be exempt from backup withholding and information reporting requirements on dividends that we pay on our common stock and proceeds of a sale or disposition of our common stock paid through a U.S. office of a broker if:

•  you provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•  you otherwise establish an exemption from backup withholding and information reporting requirements.

A sale or disposition of our common stock will be subject to information reporting, but generally not backup withholding, if the proceeds are paid through a foreign office of a broker that is:

•  a U.S. person;

•  a controlled foreign corporation for U.S. tax purposes;

•  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•  a foreign partnership if, at any time during its tax year:

—	one or more of its partners are “U.S. persons,” as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

—	the partnership is engaged in the conduct of a U.S. trade or business.

However, the sale will not be subject to information reporting if the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met, or you otherwise establish an exemption from information reporting.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

Underwriting

J.P. Morgan Securities Inc. (JPMorgan) is the sole book-running manager of this offering. Subject to the terms and conditions contained in the underwriting agreement, dated November 6, 2002, we have agreed to sell JPMorgan, and JPMorgan has agreed to purchase, 14,670,000 shares of our common stock.

The underwriting agreement provides that JPMorgan is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

JPMorgan is offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by JPMorgan of officers’ certificates and legal opinions. JPMorgan reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to JPMorgan a 30-day option to purchase up to 2,200,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

JPMorgan is offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by it. JPMorgan will offer to sell the shares to the public at the offering price shown on the cover page of this prospectus supplement. JPMorgan may sell shares to securities dealers at a discount of up to $0.60 per share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the offering, JPMorgan may vary the public offering price and other selling terms.

The following table summarizes the compensation we will pay to JPMorgan in the form of underwriting discounts:

		Total
	Per Share	Without Option	With Option

Public offering price	$41.90	$614,673,000	$706,873,950
Underwriting discount	$1.00	$14,670,000	$16,870,500
Proceeds, to us before expenses	$40.90	$600,003,000	$690,003,450

The expenses of the offering payable by us, not including the underwriting discount, are estimated at $625,000.

We have agreed, and our directors and executive officers have agreed that, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of JPMorgan, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. This agreement does not apply to issuances under our employee or director compensation plans or our employee or shareholder investment plans. J.P. Morgan, in its sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

The offered shares of our common stock are expected to be listed on the NYSE under the symbol “PGN.”

In connection with the offering, JPMorgan may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by JPMorgan of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than JPMorgan’s option to purchase additional shares from us in the offering. JPMorgan may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, JPMorgan will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. JPMorgan may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if JPMorgan is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by JPMorgan in the open market prior to completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by JPMorgan at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

JPMorgan and its affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business. JPMorgan or their affiliates are lenders under our revolving credit facility that backs up our commercial paper program. The net proceeds of this offering may be used to significantly reduce our outstanding long- and short-term debt balances, thereby reducing the likelihood that we will need to draw down amounts under our credit facility, and to repay outstanding balances under the credit facility. Accordingly, because more than 10% of the net proceeds of the offering may be paid to affiliates of JPMorgan, this offering is made under NASD Conduct
Rule 2710(c)(8).

JPMorgan will facilitate distribution for this offering to certain of its internet subscription customers. JPMorgan intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the internet website maintained by JPMorgan. Other than the prospectus supplement in electronic format, the information on the JPMorgan website is not intended to be part of this prospectus supplement.

We have agreed to indemnify JPMorgan against certain liabilities, including liabilities under the Securities Act of 1933, or if indemnification is not allowed, to contribute to payments JPMorgan may be required to make because of those liabilities.

Experts

The financial statements and the related financial statement schedule of Progress Energy, Inc. and its consolidated subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference. Deloitte & Touche LLP did not audit the financial statements of Florida Progress Corporation (a consolidated subsidiary since November 30, 2000) for the year ended December 31, 2000. The consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000 (consolidated with those of Progress Energy, Inc.), not separately presented in the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by KPMG LLP as stated in their report incorporated by reference herein from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2001. Such report has been so incorporated by reference in reliance on and upon the authority of KPMG LLP, independent accountants, as experts in accounting and auditing. Such financial statements of Progress Energy, Inc. and its consolidated subsidiaries have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.

Legal matters

William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions for us about the legality of the common stock offered. The underwriter will be advised about issues relating to the offering by its legal counsel, Dewey Ballantine LLP of New York, New York. As of September 30, 2002, Mr. Johnson owned 42,850 shares of our common stock. Mr. Johnson is acquiring additional shares of our common stock at regular intervals as a participant in our 401(k) Savings & Stock Ownership Plan.

Documents incorporated by reference

The SEC allows us to incorporate by reference the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. In addition to the documents incorporated by reference in the base prospectus, we incorporate by reference the documents listed below and any future filings made with the SEC by Progress Energy under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 filed before the termination of this offering.

• Annual	Report on Form 10-K for the year ended December 31, 2001.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002.

•	Current Reports on Form 8-K filed January 17, February 6, February 26, April 22, April 25, August 9, and November 6, 2002.

You may request a copy of these filings at no cost by writing or calling us at the following address:

Progress Energy, Inc.
Shareholder Relations
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (800) 662-7232

Prospectus

$2,494,000,000

Progress Energy, Inc.

Senior Debt Securities
Junior Subordinated Debentures
Common Stock
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units

Progress Energy Capital Trust I
Progress Energy Capital Trust II
Progress Energy Capital Trust III

Trust Preferred Securities
Guaranteed as described in this Prospectus
by Progress Energy, Inc.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 7, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we and the Trusts, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,494,000,000. We may offer any of the following securities: Senior Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units and Guarantees on the Trust Preferred Securities offered by the Trusts described below.

The Trusts may offer their preferred securities, which we refer to in this prospectus as the Trust Preferred Securities. We will guarantee the Trusts’ obligations under the Trust Preferred Securities as described below under “Description of Guarantees.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

Progress Energy, Inc. (“Progress Energy”) was incorporated in August 1999 under the laws of the State of North Carolina. We are a leading integrated energy provider with our primary base of operations in the southeastern United States. We operate through both regulated utility businesses and diversified businesses.

Our regulated subsidiaries include:

•
Carolina Power & Light Company, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

•	Florida Power Corporation, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions Florida; and

•	North Carolina Natural Gas Corporation, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina.

Our diversified businesses:

•	engage in non-regulated power generation; energy marketing and trading; and extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas;

•	own and operate a voice and data fiber network that extends from Washington, D.C. to Miami, Florida;

•	provide facility management software and energy management solutions; and

•	provide railroad and transit system maintenance and reconditioning services.

Our principal executive offices are located at 410 S. Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is 919-546-6111.

THE TRUSTS

Each of Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each of which we refer to in this prospectus as a “Trust,” is a statutory business trust formed under Delaware law by us, as trust sponsor, and Bank One Delaware, Inc., which will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The original trust agreement for each of the Trusts will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trusts are initially issued. The amended and restated trust agreement, which we will refer to in this prospectus as the “Trust Agreement,” for each of the Trusts will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

•
issuing two classes of trust securities—Trust Preferred Securities and Trust Common Securities (collectively, the “Trust Securities”)—which together represent undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the Trust Securities in our Junior Subordinated Debentures;

•	making distributions; and

•	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

Our Junior Subordinated Debentures will be the sole assets of each Trust, and our payments under the Junior Subordinated Debentures will be the sole revenue of each Trust. No separate financial statements of any Trust are included in this prospectus. We believe that these financial statements would not be meaningful to holders of the Trust Preferred Securities because no Trust has any independent operations and the only purposes of the Trusts are those described above. We do not expect that any Trust will file annual, quarterly or special reports with the SEC.

The principal place of business of each of the Trusts will be c/o Progress Energy, Inc., 410 S. Wilmington Street, Raleigh, North Carolina 27601.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

For the Twelve Months Ended December 31
2000	1999	1998	1997	1996
3.27x	4.04x	4.29x	3.99x	3.86x

For the Twelve Months Ended September 30
2001	2000
1.74x(a)	4.71x

(a)
Ratio for the twelve months ended September 30, 2001 has decreased from the prior period primarily due to (1) an increase in interest expense resulting from the financing of our acquisition of Florida Progress Corporation on November 30, 2000 and (2) a decrease in earnings before income taxes resulting from costs associated with increased synthetic fuel sales. However, because of income tax credits associated with the synthetic fuel sales, these operations contributed positively to net income.

These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define “earnings” as net income before income taxes plus fixed charges less allowances for funds used during construction. We define “fixed charges” as the sum of interest on long-term debt, other interest, amortization of debt discount and expense, and preferred dividend requirements of subsidiaries.

APPLICATION OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we expect to use the net proceeds from the sale of the offered securities:

•	to finance our subsidiaries’ ongoing construction and maintenance programs;

•	to redeem, repurchase, repay, or retire outstanding indebtedness;

•	to finance future acquisitions of other entities or their assets; and

•	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by the federal government or agency obligations, or we may deposit the proceeds with banks.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filing number is 1-15929. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. The SEC’s public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed on the New York Stock Exchange under the ticker symbol “PGN.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally, information about us, as well as our SEC filings, are available on our web site at http://www.progress-energy.com. The information available on our web site is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered.

•	Our Annual Report on Form 10-K for the year ended December 31, 2000.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001.

•	Our Current Reports on Form 8-K or Form 8-K/A filed January 24, February 27, August 6, August 7, August 30, October 23, October 24 (2) and November 2, 2001, and January 17, and February 6, 2002.

•	The description of our Common Stock included under the heading “Description of Holdings Capital Stock” in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.

You may request a copy of these filings at no cost by writing or calling us at the following address:

Progress Energy, Inc.
Shareholder Relations
410 S. Wilmington Street
Raleigh, North Carolina 27601
Telephone: (800) 662-7232

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under the Indenture (For Debt Securities), dated February 15, 2001, between us and Bank One Trust Company, N.A., as trustee (the “Initial Senior Indenture”) and/or one or more additional indentures between us and a trustee or trustees we will identify (the “Additional Senior Indentures”). We will issue the Junior Subordinated Debentures in one or more series under one or more Subordinated Indentures between us and a trustee we will identify. The Initial Senior Indenture, the Additional Senior Indentures and the Subordinated Indentures are called Debt Securities Indentures. We have summarized the Debt Securities Indentures below. The term Debt Securities Trustee refers to the Trustee under a Debt Securities Indenture. This prospectus describes certain general terms of the Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Initial Senior Indenture and the form of Debt Securities Indenture (for Additional Senior Indentures and Subordinated Indentures) are filed as exhibits to the registration statement of which this prospectus is a part. You should read the Initial Senior Indenture and the form of Debt Securities Indenture for provisions that may be important to you. In the summary below, we have included references to applicable section numbers of the Initial Senior Indenture and the form of Debt Securities Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Initial Senior Indenture and the form of Debt Securities Indenture, unless otherwise defined below.

General

The Senior Debt Securities offered by this prospectus will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures offered by this prospectus will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described below under the heading “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES—Subordination.”

The information that we are providing you in this prospectus concerning the Debt Securities Indentures and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Securities Indentures, any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file later with the SEC and that will be incorporated by reference into this prospectus.

Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 2001, on a consolidated basis, we had approximately $10.4 billion of outstanding debt, of which approximately $5.9 billion was subsidiary debt. Unless otherwise specified in a prospectus supplement, the Debt Securities Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Provisions of a Particular Series

You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information, as applicable:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•
the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•
the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•
the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if other than the principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing the Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•
any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

•	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount to their principal amount or may be denominated in a currency other than United States dollars. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than United States dollars.

Form, Exchange and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to

•
issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by us by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

—	is organized and validly existing under the laws of any domestic jurisdiction;

—	expressly assumes by supplemental indenture our obligations under the Debt Securities and under the applicable indentures;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

“Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Securities of that series within 30 days;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any sinking fund payment, if any, on any Debt Securities of that series;

•
breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all (or any part of) the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

—	all overdue interest on all Debt Securities of the particular series;

—
the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•
any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•
the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•
the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•
to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•
to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

•	to change any place where

—	the principal of and any premium and interest on any Debt Securities are payable,

—	any Debt Securities may be surrendered for registration of transfer or exchange or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•
any past default under the applicable indenture, except a default in the payment of principal, premium or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

•	may not, without the consent of the holder of each outstanding Debt Security affected

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•
may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•
may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture

•
changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Global Securities

We may issue some or all of the Debt Securities of any series as global securities, or Global Debt Securities. We will register each Global Debt Security in the name of a depositary identified in the applicable prospectus supplement. The Global Debt Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable indenture.

As long as the depositary or its nominee is the registered holder of a Global Debt Security, that person will be considered the sole owner and holder of the Global Debt Security and the securities represented by it for all purposes under the securities and the applicable indenture. Except in limited circumstances, owners of a beneficial interest in a Global Debt Security

•	will not be entitled to have the Global Debt Security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Debt Security; and

•	will not be considered to be the owners or holders of the Global Debt Security or any securities represented by it for any purposes under the securities or the applicable indenture.

We will make all payments of principal and any premium and interest on a Global Debt Security to the depositary or its nominee as the holder of the Global Debt Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

Ownership of beneficial interests in a Global Debt Security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Debt Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	Progress Energy or our affiliates;

•	the trustee under any applicable indenture; or

•	any agent of any of the above.

The applicable Debt Securities Indenture provides that if:

•	the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Debt Securities Indenture and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Debt Securities will be exchanged for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Debt Securities Trustee the name or names in which the Debt Securities Trustee is to register these definitive Debt Securities. For more information, see Section 203 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES

Subordination

The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Junior Subordinated Debentures may be made if

•	any Senior Indebtedness is not paid when due and that default continues without waiver, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

As defined in the Subordinated Indenture, the term “Senior Indebtedness’’ means

•	obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, us

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Junior Subordinated Debentures and the Guarantees); or

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles;

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments;

•	obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•
obligations for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

•
obligations of the type referred to in each of the preceding bullet-points of another person the payment of which we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Indenture or subsequently incurred by us.

Any of the foregoing will not be Senior Indebtedness if it is by its terms subordinate or junior in right of payment to any other indebtedness of ours or equal in right of payment to the Junior Subordinated Debentures.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Option to Extend Interest Payment Period

Unless the applicable prospectus supplement states otherwise, we have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period, which we refer to in this prospectus as an “Extension Period,’’ not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period, we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes.

During any Extension Period, we may not

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank on a parity with, or junior to, the Junior Subordinated Debentures, other than, in the case of each preceding bullet point,

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

•
as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•
any declaration of a dividend in the form of capital stock in connection with any shareholders’ rights plan, or the issuance of rights to capital stock under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant any such plan; or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock.

Prior to the termination of any Extension Period, we may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, we may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at its end. We must give the Trustee notice of our election of an Extension Period at least one Business Day prior to the earlier of

•	the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such Extension Period and

•	the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable,

but in any event not less than one business day prior to such record date. The Trustee will give notice of our election to begin a new Extension Period to the holders of the Trust Preferred Securities.

For more information, see Section 312 of the applicable Debt Securities Indenture.

Redemption

Junior Subordinated Debentures issued to a Trust are redeemable prior to maturity at our option in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined under “DESCRIPTION OF TRUST PREFERRED SECURITIES—Redemption.” The redemption price will be as stated in the applicable prospectus supplement. The proceeds of any redemption will be used by a Trust to redeem the related Trust Preferred Securities and Trust Common Securities. For more information, see Section 407 of the applicable Debt Securities Indenture.

Additional Sums

We will agree in the Subordinated Indenture that, if and for so long as

•	a Trust is the holder of all Junior Subordinated Debentures issued by us in connection with the issuance of Trust Preferred Securities by that Trust and

•	that Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event,

we will pay as additional sums on the Junior Subordinated Debentures the amounts that may be required so that the distributions payable by that Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. For more information, see Section 608 of the applicable Debt Securities Indenture. See also “DESCRIPTION OF TRUST PREFERRED SECURITIES—Redemption.”

Certain Covenants

We will agree in the Subordinated Indenture

•
to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any Trust to which Junior Subordinated Debentures have been issued while such Junior Subordinated Debentures are outstanding, provided that certain successors that are permitted pursuant to the Subordinated Indenture may succeed to our ownership of the Trust Common Securities;

•	not to voluntarily dissolve, wind up or liquidate a Trust to which Junior Subordinated Debentures have been issued, other than

—	in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of a Trust or

—	in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreements; and

•
to use our reasonable efforts, consistent with the terms and provisions of the Trust Agreements, to cause each Trust to which Junior Subordinated Debentures have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

For more information, see Section 609 of the applicable Debt Securities Indenture.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an Event of Default has occurred and is continuing under the Subordinated Indenture, and the Debt Securities Trustee and the holders of the Junior Subordinated Debentures have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right. For more information, see Section 802 of the applicable Debt Securities Indenture.

If an Event of Default has occurred and is continuing under a Trust Agreement and the event is attributable to our failure to pay any amounts payable in respect of Junior Subordinated Debentures on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a “Direct Action.” For more information, see Section 808 of the applicable Debt Securities Indenture. We will have the right under the Subordinated Indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action. For more information, see Section 313 of the applicable Debt Securities Indenture.

We may not amend the Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding,

•	no modification of the Subordinated Indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect;

•	no termination of the Subordinated Indenture may occur; and

•	no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the Junior Subordinated Debentures have been paid in full and certain other conditions are satisfied. For more information, see Sections 813 and 1202 of the applicable Debt Securities Indenture.

With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in this section. See “DESCRIPTION OF TRUST PREFERRED SECURITIES—Events of Default.”

DESCRIPTION OF TRUST PREFERRED SECURITIES

This prospectus describes certain general terms of the Trust Preferred Securities. When the Trusts offer to sell a particular series of Trust Preferred Securities, we will describe the specific terms of that series in a prospectus supplement. The Trust Preferred Securities will be issued pursuant to one or more Trust Agreements, which we have summarized below. This summary is not complete. The form of Trust Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Trust Agreement for provisions that may be important to you.

General

Each Trust will exist until terminated as provided in its Trust Agreement. The administrators and trustees of each Trust will be:

•	two of our employees, officers or affiliates as administrators (the “Administrators”);

•	a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the “Property Trustee”); and

•	one trustee with its principal place of business in the State of Delaware (the “Delaware Trustee”).

The Trust Agreement will authorize the Administrators to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each Trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective Trust. However, if an Event of Default occurs and is continuing under the Trust Agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each Trust in a total liquidation amount of approximately three percent of the total capital of the Trust.

Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each Trust will be used to purchase our Junior Subordinated Debentures, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective Trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each Trust, but only to the extent the respective Trust has funds available to make those payments and has not made the payments. See “DESCRIPTION OF GUARANTEES” below.

The assets of each Trust available for distribution to the holders of Trust Preferred Securities issued by the respective Trust will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

Each Guarantee, when taken together with our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, and the related Trust Agreement, will provide a full and unconditional guaranty of amounts due on the Trust Preferred Securities issued by the respective Trust.

The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related Trust Agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act. Terms of the Trust Preferred Securities issued by each Trust will mirror the terms of the Junior Subordinated Debentures held by the respective Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond with the interest rate and interest payment dates and other dates on the Junior Subordinated Debentures.

Provisions of a Particular Series

Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

•	the name of the Trust Preferred Securities;

•	the liquidation amount and number of Trust Preferred Securities issued;

•	the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•
the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the Junior Subordinated Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

•	any securities exchange on which the Trust Preferred Securities will be listed;

•	the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities;

•
whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that Trust. For more information, see Section 401 of the form of Trust Agreement.

Distributions

The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective Trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable. For more information, see Section 401 of the form of Trust Agreement.

Extensions

We have the right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period, which we refer to in this prospectus as an “Extension Period,” not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a Trust will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. For more information, see “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES—Option to Extend Interest Payment Period.”

Each Trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures. The revenue of a Trust available for distribution to holders of the Trust Preferred Securities issued by that Trust will be limited to payments under those Junior Subordinated Debentures. If we do not make payments on the Junior Subordinated Debentures, a Trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that Trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a Trust, if and to the extent the Trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis. For more information, see “DESCRIPTION OF GUARANTEES.”

Exchange and Transfer

The Property Trustee for each Trust will act as registrar and transfer agent for the Trust Preferred Securities issued by that Trust. Holders may present Trust Preferred Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Property Trustee. Exchanges and transfers are subject to the terms of the applicable Trust Agreement and applicable limitations for global securities. No charge will be made for any registration of transfer or exchange of Trust Preferred Securities, but the Property Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

The Property Trustee will not be required to

•
issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Trust Preferred Securities selected for redemption except the unredeemed portion of any Trust Preferred Securities being partially redeemed.

For more information, see Section 505 of the form of Trust Agreement.

Payment and Paying Agents

Payments in respect of the Trust Preferred Securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable Distribution Dates or, if the Trust Preferred Securities are not held by the depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the “Paying Agent”) initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days’ written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrators, to act as Paying Agent. For more information, see Sections 404 and 510 of the form of Trust Agreement.

Redemption

Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures held by a Trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that Trust, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Junior Subordinated Debentures. See “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES—Redemption.” If less than all the Junior Subordinated Debentures held by a Trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Junior Subordinated Debentures held by a Trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust.

We have the right to redeem the Junior Subordinated Debentures held by a Trust

•	on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time, or

•
prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below, in each case subject to possible regulatory approval.

For more information, see Section 407 of the applicable Debt Securities Indenture and below under “—Liquidation Distribution Upon Dissolution.” A redemption of related Junior Subordinated Debentures held by a Trust would cause a mandatory redemption of a Like Amount of the related Trust Preferred Securities and Trust Common Securities issued by that Trust at the redemption price.

The redemption price, in the case of a redemption under the provisions summarized in the immediately preceding paragraph, shall equal the liquidation amount, as defined below, together with accumulated distributions to but excluding the date fixed for redemption.

“Like Amount” means

•
with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes and

•
with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of a Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Junior Subordinated Debentures are distributed.

“Tax Event” means the receipt by a Trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change—including any announced prospective change—in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a Trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that

•
the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures we have issued to that Trust,

•
interest payable by us on the Junior Subordinated Debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes or

•	the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

If a Tax Event described in the first or third bullet-point of the definition of Tax Event above has occurred and is continuing and a Trust is the holder of all the Junior Subordinated Debentures issued by us to that Trust, we will pay, with respect to the Junior Subordinated Debentures, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding Trust Preferred Securities and Trust Common Securities of a Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that Trust has become subject as a result of a Tax Event.

“Investment Company Event” means the receipt by a Trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change—including any announced prospective change—in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that Trust of Trust Preferred Securities.

For more information, see Section 402 of the form of Trust Agreement.

Redemption Procedures

Trust Preferred Securities of a Trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures held by that Trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a Trust has funds on hand available for the payment of the redemption price. See also “—Subordination of Trust Common Securities.”

If a Trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of any delay, except that, if the Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a Trust or by us pursuant to the Guarantee as described under “DESCRIPTION OF GUARANTEES,” distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a Trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a Global Trust Preferred Security, as defined below, in accordance with the depositary’s customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Junior Subordinated Debentures, on and after the redemption date interest will cease to accrue on the Junior Subordinated Debentures or portions of them called for redemption.

For more information, see Section 402 of the form of Trust Agreement.

Subordination of Trust Common Securities

If on any distribution date or redemption date a payment event of default with respect to Junior Subordinated Debentures has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

In the case of any Event of Default, as defined below, resulting from an event of default with respect to Junior Subordinated Debentures, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any Event of Default under the related Trust Agreement until the effects of all Events of Default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. See “—Events of Default” and “DESCRIPTION OF DEBT SECURITIES—Events of Default.” Until all Events of Default under the related Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

For more information, see Section 403 of the form of Trust Agreement.

Liquidation Distribution Upon Dissolution

In the event of any liquidation of a Trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that Trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Junior Subordinated Debentures held by that Trust.

The holders of all the outstanding Trust Common Securities of a Trust have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures held by that Trust to be distributed in liquidation of the Trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the Trust.

Pursuant to the related Trust Agreement, a Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

•	events of bankruptcy, dissolution or liquidation of Progress Energy or the holder of the Trust Common Securities, as specified in the Trust Agreement;

•
the giving by the holders of the Trust Common Securities issued by the Trust of written direction to the Property Trustee to dissolve the Trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of the Trust Common Securities;

•	the repayment of all the Trust Preferred Securities issued by the Trust in connection with the redemption of all the Trust Securities issued by the Trust as described under “—Redemption”; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

For more information, see Section 902 of the form of Trust Agreement.

If dissolution of a Trust occurs as described in the first, second or fourth bullet-point above, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities issued by the Trust a Like Amount of the related Junior Subordinated Debentures, unless the distribution is not practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the Trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Junior Subordinated Debentures, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See “—Subordination of Trust Common Securities.”

After the liquidation date is fixed for any distribution of Junior Subordinated Debentures we have issued to a Trust,

•	the Trust Preferred Securities issued by that Trust will no longer be deemed to be outstanding,

•
the depositary or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depositary or its nominee and

•
any certificates representing the Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

For more information, see Section 904 of the form of Trust Agreement.

If we do not redeem the Junior Subordinated Debentures we have issued to a Trust prior to the stated maturity and the Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Trust Preferred Securities issued by that Trust, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

There can be no assurance as to the market prices for Trust Preferred Securities or the related Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Events of Default

Any one of the following events constitutes an Event of Default with respect to the Trust Preferred Securities issued by a Trust under the related Trust Agreement:

•	the occurrence of an event of default under the Subordinated Indenture (see “DESCRIPTION OF DEBT SECURITIES—Events of Default”);

•	default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the Trust in the payment of any redemption price of any Trust Security issued by that Trust when it becomes due and payable;

•
default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the Trust Agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Trust Agreement;

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

For more information, see Section 802 of the form of Trust Agreement.

Within five business days after the occurrence of any Event of Default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the Event of Default to the respective holders of Trust Securities and the respective Administrators, unless the Event of Default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures, the Property Trustee must notify the holders and the Administrators that we intend to defer these interest payments, unless we have revoked our determination to do so. For more information, see Section 803 of the form of Trust Agreement.

The applicable Trust Agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. For more information, see Section 801 of the form of Trust Agreement. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities. For more information, see Section 513 of the form of Trust Agreement.

The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a Trust may waive any past default under the applicable Trust Agreement except:

•	a default in the payment of principal, premium or interest;

•
a default with respect to certain covenants and provisions of the applicable Trust Agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

•	a default under the Subordinated Indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable Trust Agreement.

For more information, see Section 802 of the form of Trust Agreement.

If an event of default under the Subordinated Indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of Junior Subordinated Debentures issued by us to a Trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See “—Subordination of Trust Common Securities,” “—Liquidation Distribution Upon Dissolution” and “DESCRIPTION OF DEBT SECURITIES—Events of Default.”

We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective Trust Agreement. Also, the Administrators for each Trust must file, on behalf of the respective Trust, a statement as to our compliance with all conditions and covenants under the respective Trust Agreement. Our compliance is to be determined without regard to any grace period or notice requirement under the respective Trust Agreement. For more information, see Section 817 of the form of Trust Agreement.

Voting Rights; Amendment of Trust Agreement

Except as provided below and under “—Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors” and “DESCRIPTION OF GUARANTEES—Amendments and Assignment” and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities issued by a Trust will have no voting rights.

The Trust Agreement applicable to a Trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the Trust,

•
to cure any ambiguity, correct or supplement any provisions in the Trust Agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreements, provided that any the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or

•
to modify, eliminate or add to any provisions of the Trust Agreements to the extent as may be necessary to ensure that a Trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a Trust will not be required to register as an “investment company” under the Investment Company Act.

The Trust Agreement may be amended by the holders of a majority of the Trust Common Securities and the Property Trustee with

•	the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and

•
receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the Trust Agreement applicable to a Trust may not be amended to

•
change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or

•	restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

For more information, see Section 1002 of the form of Trust Agreement.

So long as any Junior Subordinated Debentures are held by a Trust, the respective Property Trustee will not

•
direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee under the Subordinated Indenture, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures,

•	waive any past default that is waivable under Section 813 of the Subordinated Indenture,

•	exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or

•	consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where consent shall be required without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities. For more information, see Section 601 of the form of Trust Agreement.

A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective Trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the Trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action. For more information, see Section 601 of the form of Trust Agreement.

Any required approval of holders of Trust Preferred Securities issued by a Trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement. For more information, see Sections 602 through 607 of the form of Trust Agreement.

No vote or consent of the holders of Trust Preferred Securities issued by a Trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable Trust Agreement. See above under “—Redemption.”

Notwithstanding that holders of Trust Preferred Securities issued by a Trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding. For more information, see the definition of “Outstanding” in Section 101 of the form of Trust Agreement.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

The Property Trustee or the Delaware Trustee of a Trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that Trust’s outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the Trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Trust Agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Trust Agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Trust Agreement. For more information, see Section 811 of the form of Trust Agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable Trust Agreement. A Trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a Trust organized as such under the laws of any state, so long as

•	the successor entity either

—	expressly assumes all the obligations of the Trust with respect to its Trust Preferred Securities or

—
substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the Successor Securities, so long as the Successor Securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Junior Subordinated Debentures;

•
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•
prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in relevant matters to the effect that

—
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect and

—
following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•
Progress Energy or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee.

Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

For more information, see Section 905 of the form of Trust Agreement.

Global Securities

Unless stated otherwise in an applicable prospectus supplement, all of the Trust Preferred Securities will be issued initially as global securities (collectively, the “Global Trust Preferred Securities”). Each Global Trust Preferred Security will be issued in the name of a depositary identified in the applicable prospectus supplement. The Global Trust Preferred Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Trust Agreement.

As long as the depositary or its nominee is the registered holder of a Global Trust Preferred Security, that person will be considered the sole owner and holder of the Global Trust Preferred Security and the securities represented by it for all purposes under the securities and the Trust Agreement. Except in limited circumstances, owners of a beneficial interest in a Global Trust Preferred Security

•	will not be entitled to have the Global Trust Preferred Security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Trust Preferred Security; and

•	will not be considered to be the owners or holders of the Global Trust Preferred Security or any securities represented by it for any purposes under the securities or the applicable indenture.

The Property Trustee will make all payments with respect to a Global Trust Preferred Security to the depositary or its nominee as the holder of the Global Trust Preferred Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

Ownership of beneficial interests in a Global Trust Preferred Security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Trust Preferred Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Trust Preferred Security to the accounts of its participants. Ownership of beneficial interests in a Global Trust Preferred Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Trust Preferred Security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Trust Preferred Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Trust;

•	the Property Trustee;

•	the Delaware Trustee;

•	the Administrators;

•	Progress Energy; or

•	any agent of any of the above.

The Trust Agreement provides that if:

•	the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Trust Agreement and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Trust Preferred Securities will be exchanged for Trust Preferred Securities in definitive form of an equal aggregate Liquidation Amount, in authorized denominations. The depositary will provide to the Property Trustee the name or names in which the Property Trustee is to register these definitive Trust Preferred Securities. For more information, see Section 504 of the form of Trust Agreement.

Expenses and Taxes

In each of the Trust Agreements, we have agreed to pay

•	all debts and other obligations, other than with respect to the Trust Preferred Securities issued by a Trust and all costs and expenses of the Trust, including

—	the costs and expenses relating to the organization of a Trust,

—	the fees and expenses of the Property Trustee and the Delaware Trustee and

—	the costs and expenses relating to the operation of the Trust, and

•	any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the Trust might become subject.

For more information, see Section 408 of the form of Trust Agreement and Section 907 of the form of Debt Securities Indenture.

Information Concerning the Property Trustees

Each Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the applicable Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. For more information, see Section 801 of the form of Trust Agreement. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreements at the request of any holder of Trust Preferred Securities issued by the respective Trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers. For more information, see Sections 804 and 807 of the form of Trust Agreement.

Miscellaneous

The Administrators and the Property Trustee relating to each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures held by that Trust will be treated as indebtedness of ours for United States federal income tax purposes. In this connection, each Property Trustee and the holders of Trust Common Securities issued by the respective Trust are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the applicable Trust Agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. For more information, see Section 207(d) of the form of Trust Agreement.

Holders of the Trust Preferred Securities have no preemptive or similar rights. For more information, see Section 513 of the form of Trust Agreement.

A Trust may not borrow money or issue debt or mortgage or pledge any of its assets. For more information, see Section 207(b) of the form of Trust Agreement.

Governing Law

The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF GUARANTEES

Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a Trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will elect a Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related Trust. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of Guarantee Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

General

We will irrevocably agree to pay in full on a subordinated basis the Guarantee Payments, as defined below, to the holders of the Trust Preferred Securities issued by each Trust, as and when due, regardless of any defense, right of set-off or counterclaim that a Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective Trust, which payments we refer to in this discussion as the “Guarantee Payments,” will be subject to the respective Guarantee:

•
any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for payment of these distributions at this time;

•
the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for payment of the redemption price at this time; and

•
upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the related Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities, the lesser of

—
the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for these payments at this time, and

—	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred S1ecurities on liquidation of the Trust.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders. For more information, see Section 501 of the form of Guarantee Agreement.

Each Guarantee will be an irrevocable guarantee on a subordinated basis of the obligations of the respective Trust under its Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make these payments, and is not a guarantee of collection. For more information, see Section 505 of the form of Guarantee Agreement.

If we do not make payments on the Junior Subordinated Debentures held by a Trust, the Trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. Both Guarantees will rank subordinate and junior in right of payment to all our Senior Indebtedness. See “—Status of the Guarantees.” The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the Subordinated Indenture, any other indenture that we may enter into in the future or otherwise.

We have, through the Guarantees, the Trust Agreements, the Junior Subordinated Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each Trust’s obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust’s obligations in respect of its Trust Preferred Securities. See “RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR SUBORDINATED DEBENTURES AND GUARANTEES.”

Status of the Guarantees

Each Guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all our Senior Indebtedness in the same manner as the Junior Subordinated Debentures. For more information, see Section 601 of the form of Guarantee Agreement.

Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee Payments in full to the extent not paid or distributed by the respective Trust. For more information, see Sections 504 and 505 of the form of Guarantee Agreement.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under “DESCRIPTION OF TRUST PREFERRED SECURITIES—Voting Rights; Amendment of Trust Agreement.” For more information, see Section 802 of the form of Guarantee Agreement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding. For more information, see Sections 801 and 804 of the form of Guarantee Agreement.

Events of Default

An event of default under a Guarantee will occur upon our failure to perform any of our payment or other obligations under the Guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days.

The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Trust, the Guarantee Trustee or any other person or entity. For more information, see Section 504 of the form of Guarantee Agreement.

We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee. For more information, see Section 205 of the form of Guarantee Agreement.

Termination of the Guarantees

Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective Trust, upon distribution of the related Junior Subordinated Debentures to the holders of the Trust Preferred Securities and under certain instances, upon the exchange of the Guarantee pursuant to an exchange offer for the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee. For more information, see Section 701 of the form of Guarantee Agreement.

Governing Law

Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR
SUBORDINATED DEBENTURES AND GUARANTEES

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust, to the extent the Trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under “DESCRIPTION OF GUARANTEES.” Taken together, our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust’s obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Junior Subordinated Debentures issued to a Trust, the Trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a Trust when the Trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

Our obligations under the Junior Subordinated Debentures and the Guarantees are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

As long as payments are made when due on the Junior Subordinated Debentures issued to a Trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that Trust, primarily because:

•	the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

•
the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

•	we will pay for any and all costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of the related Trust Securities; and

•	the applicable Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Notwithstanding anything to the contrary in the Subordinated Indenture, we have the right to set-off any payment we are otherwise required to make under the Subordinated Indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related Trust or any other person or entity. See “DESCRIPTION OF GUARANTEES.”

A default or event of default under any Senior Indebtedness of ours would not constitute a default or Event of Default in respect of any Trust Preferred Securities. However, in the event of payment defaults under, or acceleration of, our Senior Indebtedness, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the related Junior Subordinated Debentures until the Senior Indebtedness has been paid in full or any payment default under the Subordinated Indenture has been cured or waived. See “ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES—Subordination.”

Limited Purpose of Trust

The Trust Preferred Securities issued by a Trust represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from us payments on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a Trust, or from us under a Guarantee, only if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of a Trust, other than any dissolution involving the distribution of the related Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities issued by the Trust will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See “DESCRIPTION OF TRUST PREFERRED SECURITIES—Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Progress Energy, a Trust, as registered holder of Junior Subordinated Debentures, would be a subordinated creditor of ours, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any of our shareholders receives payments or distributions. Since we are the guarantor under each of the Guarantees and have agreed under the Subordinated Indenture to pay for all costs, expenses and liabilities of each Trust, other than each Trust’s obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

Accounting Treatment

Each Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each Trust. The Trust Preferred Securities issued by the Trusts, along with any other trust preferred securities that we guarantee on an equivalent basis, will be presented as long term debt in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the related Guarantees and the Junior Subordinated Debentures will be included in the notes to our consolidated financial statements. We will record distributions that each Trust pays on the Trust Preferred Securities it issues as an expense in our consolidated statement of income.

DESCRIPTION OF CAPITAL STOCK

The following summary of the characteristics of our capital stock is qualified in all respect by reference to our articles of incorporation and bylaws, each as amended, copies of which are on file with the SEC as Exhibit 3(a)(1) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and Exhibit 3 to our Current Report on Form 8-K, filed January 17, 2002, respectively.

Reference is also made to the laws of the State of North Carolina. Our authorized equity capitalization consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share. As of September 30, 2001, 218,739,274 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding.

Preferred Stock

Our board of directors has the authority under a “blank check” provision in our articles to issue, without any vote or action by the Progress Energy shareholders, shares of Progress Energy Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption—including sinking fund provisions—liquidation preferences and the number of shares constituting any series. The Progress Energy board of directors may also fix the voting rights, if any, of a series, except that it does not have authority under the “blank check” provision to issue Preferred Stock with more than one vote per share. There are no shares of Progress Energy Preferred Stock outstanding as of the date of this prospectus, and there are no existing agreements or understandings for the designation of any series of Preferred Stock or the issuance of preferred shares.

Common Stock

This description of the Progress Energy Common Stock assumes that no Progress Energy Preferred Stock is issued and outstanding and that the Progress Energy board of directors has not determined the rights and preferences of any shares of Progress Energy Preferred Stock. The rights and preferences of the Progress Energy Common Stock, as generally described below, may change in relation to any shares of Progress Energy Preferred Stock that might be issued in the future.

Exchange Listing

Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol “PGN.” Any additional Common Stock we issue will also be listed on the NYSE.

Par Value

The Progress Energy Common Stock does not have a stated par value. A designated par value is not required under North Carolina law.

Dividends

Subject to the prior rights, if any, of holders of Progress Energy Preferred Stock, holders of Progress Energy Common Stock are entitled to any dividends that might be declared by Progress Energy’s board of directors. Progress Energy may purchase or otherwise acquire outstanding shares of Progress Energy Common Stock out of funds or other property legally available for this purpose.

Holders of Common Stock may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of Preferred Stock. Under certain circumstances, any debt instrument may restrict our ability to pay cash dividends.

Voting Rights and Cumulative Voting

Each share of Progress Energy Common Stock is entitled to one vote on all matters on which holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares of Common Stock voting can elect all of Progress Energy’s directors, and in this event the holders of the remaining shares of Common Stock voting—less than 50%—would not have sufficient votes to elect any directors.

Preemptive Rights

The holders of Progress Energy Common Stock have no preemptive rights to purchase additional shares of Progress Energy Common Stock or other securities of Progress Energy.

Redemption and Conversion

Shares of Progress Energy Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

Fully Paid

All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of Common Stock is entitled to one vote in the election of directors and other matters. Holders of Common Stock are not entitled to cumulative voting rights.

Other Rights

We will notify holders of Common Stock of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after we pay our creditors and holders of Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Progress Energy Common Stock is EquiServe Trust Company, N.A.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of units consisting of a Stock Purchase Contract and beneficial interests in debt securities, Trust Preferred Securities, Preferred Stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the Stock Purchase Contracts or Stock Purchase Units, including, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units.

PLAN OF DISTRIBUTION

We and the Trusts may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly through a limited number of institutional or other purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed, re-allowed or paid to dealers; and

•	any securities exchanges on which we may list any offered securities

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The financial statements and the related financial statement schedule of Progress Energy, Inc., and its consolidated subsidiaries (except for amounts derived from the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference. The consolidated balance sheet and schedule of capitalization of Florida Progress

Corporation and its subsidiaries as of December 31, 2000, not separately presented in the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP as stated in their report incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000. Such financial statements of Progress Energy, Inc. and its consolidated subsidiaries have been incorporated by reference herein in reliance upon the respective reports of Deloitte & Touche LLP and KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements and schedules of Florida Progress Corporation and Florida Power Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us, and Richards Layton & Finger, special Delaware counsel to the Trusts and for us, will issue such opinions for the Trusts. Any underwriters or agents will be advised on issues relating to any offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York. Hunton & Williams and Pillsbury Winthrop LLP will rely on Richards, Layton and Finger as to matters of Delaware law.

14,670,000 Shares

Progress Energy, Inc.

Common Stock

Prospectus Supplement

JPMorgan

November 6, 2002